Exhibit 99.1


                           WILSHIRE ENTERPRISES, INC.

                             INVESTOR PRESENTATION
                                  OCTOBER 2004

                                   AMEX: WOC

SHERRY WILZIG IZAK: Good afternoon ladies and gentlemen. I am Sherry Wilzig Izak, the Chairman and Chief Executive Officer of Wilshire Enterprises. On behalf of the Board of Directors and the management team of Wilshire, I thank you for joining us today for this investor presentation. The presentation is designed to provide existing shareholders and potential investors with an overview of the Company, its assets, and our business strategy to increase the value of these assets.

                           FORWARD LOOKING STATEMENT

THE NON-HISTORICAL STATEMENTS IN THIS PRESS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SEVERAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH PROJECTIONS. SUCH RISKS AND UNCERTAINTIES INCLUDE UNCERTAINTIES INHERENT IN ANY ATTEMPT TO IMPROVE BUSINESS OPERATIONS, PURCHASE OR SELL ONE OR MORE REAL ESTATE PROPERTIES AT AN ACCEPTABLE PRICE, RISKS ASSOCIATED WITH SEEKING TO ACQUIRE AND INTEGRATE OTHER COMPANIES OR SELL THE COMPANY, COMPETITION, THE SUBSTANTIAL CAPITAL EXPENDITURES REQUIRED TO FUND THE COMPANY'S REAL ESTATE OPERATIONS, MARKET AND ECONOMIC CHANGES IN AREAS WHERE THE COMPANY HOLDS REAL ESTATE PROPERTIES, INTEREST RATE FLUCTUATIONS, THE POSSIBILITY THAT BUSINESS OR MARKET FACTORS COULD CAUSE THE COMPANY TO VARY FROM ITS CURRENT PLANS, THE IMPACT OF CHANGING ECONOMIC CONDITIONS, THE DIFFICULTIES INHERENT IN COMPLYING WITH
SECTION 404 OF THE SARBANES-OXLEY ACT, AND OTHER RISKS AND UNCERTAINTIES DISCLOSED IN THE COMPANY'S 2003 FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN THIS PRESENTATION, WE REFER TO THE TERM "NET OPERATING INCOME" OR "NOI" WITH REFERENCE TO SPECIFIC REAL ESTATE ASSETS. NOI IS DEFINED AS REVENUE DERIVED FROM SUCH ASSETS LESS PROPERTY RELATED EXPENSES RELATED TO SUCH ASSETS SUCH AS UTILITIES, PROPERTY TAXES, PROPERTY INSURANCE AND PAYROLL (BUT EXCLUDES DEPRECIATION).

FOR STOCKHOLDER INQUIRIES: PLEASE CONTACT DAN PRYOR AT 201-420-2796.

MS. IZAK: Prior to beginning the presentation, I am required to remind investors that this presentation includes forward looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from such projections. In addition, certain financial data discussed herein, such as net operating income figures for the Company and the individual properties, are unaudited.

AGENDA

I.       COMPANY OVERVIEW

II.      VALUE CREATION

III.     FINANCIAL REVIEW

MS. IZAK: Our agenda today is to review the Company's business and operating assets and to discuss certain opportunities to increase the value of these assets. We will conclude with a brief financial discussion.

I. COMPANY OVERVIEW

COMPANY OVERVIEW

o WILSHIRE ENTERPRISES, INC. OWNS, MANAGES AND ACQUIRES REAL ESTATE AND REAL ESTATE RELATED SECURITIES
o "CORE OPERATING ASSETS" INCLUDE 8 MULTIFAMILY PROPERTIES WITH 1,395 UNITS AND 3 COMMERCIAL PROPERTIES WITH A TOTAL OF 143,000 SQUARE FEET
o OTHER INVESTMENTS INCLUDE LAND, TRIPLE NET LEASES, MORTGAGE RECEIVABLES, AND PROPERTIES HELD FOR SALE

MS. IZAK: Wilshire is in the business of owning, managing and acquiring real estate and real estate related securities. We are primarily focused on multi-family rental housing. We prefer to operate in select growth markets in the United States with the objective of expanding our presence in this select group of markets.

o We categorize as "Core Operating Assets" our properties that generate attractive cash flow returns, have potential value appreciation and are likely to be long-term investments. The Core Operating Assets currently include 8 multifamily properties with 1,395 units and 3 commercial properties totaling 143,000 SF.

o The other investments, that are not included in this core group, are a diverse portfolio of real estate assets, some of which generate cash flow, and all of which provide meaningful net asset value to shareholders.

INVESTMENT HIGHLIGHTS

o        DIVERSIFIED REAL ESTATE PORTFOLIO IN GROWTH AREAS

o        OPPORTUNITIES TO CREATE VALUE INCLUDING:

         -        PURSUING STRATEGIES TO INCREASE CASH FLOW

         -        SELLING ASSETS UNLIKELY TO ACHIEVE PREMIUM RETURNS

         -        CORPORATE TRANSACTIONS WITH WILSHIRE BEING ACQUIROR OR
                  ACQUIREE

         -        INVESTING IN MULTIFAMILY PROPERTIES

o        APPROXIMATELY $30 MILLION IN AVAILABLE CASH AND MARKETABLE
         SECURITIES(1)

o        STRENGTHENED MANAGEMENT TEAM

         1. AS OF JUNE 30, 2004 - ADJUSTED FOR ESTIMATE ON TAXES PAYABLE RESULTING FROM THE 2004 SALE OF THE OIL AND GAS BUSINESSES

MS. IZAK: Now I would like to review the key investment highlights of the
Company:

         o First, the real estate assets are located in demographic and economic growth areas that include the sunbelt states of Arizona, Texas and Florida and the State of New Jersey.

         o Second, we believe that opportunities exist to increase the net asset value of the Company including:

                  >>       Increasing cash flow from the Core Operating Assets

                  >> Selling assets that are not meeting targeted cash returns or are unlikely to provide meaningful net asset value growth

                  >> Affecting business combinations in which Wilshire is the acquiror or acquiree and an increase in shareholder value is expected

                  >> And making prudent investments that are expected to meet our cash flow requirements

         o Third, the Company has a strong balance sheet with over $30 million in available cash and marketable securities. Your management team is highly cognizant of being prudent stewards of the Company's balance sheet.

         o Finally, over the past five months we have strengthened the management team at the corporate office with 5 new professionals and we now total 6 professionals and two assistants. I and the Board of Directors are extremely pleased with the new management team and are highly confident in their abilities to execute the business objectives being discussed today.

         o A key addition to Wilshire is Dan Pryor, the Company's President and Chief Operating Officer, who I would now like to introduce. As many of you know, Dan joined Wilshire in May 2004 after having served as an outside investment banking advisor to this Company's Board of Directors. Dan's career includes eight years of investment banking at Salomon Smith Barney and Lehman Brothers and eight years in real estate investment, management, development and marketing. We are very pleased to have him with us at Wilshire.

         o Before I let Dan continue, I do want to mention that we are also extremely fortunate to have Seth Ugelow as our new Chief Financial Officer. Seth brings a tremendous talent to the Company and we welcome his addition. Now to you, Dan.

SUMMARY OF ASSETS

           CORE OPERATING ASSETS            ADDITIONAL CASH GENERATING ASSETS
         -------------------------         ------------------------------------
         Sunrise Ridge Apts (AZ)           The Wilshire Grand Hotel and Banquet
         Biltmore Club Apts (AZ)           Mortgage Receivables
         Alpine Village Apts (NJ)          The Rutherford Bank Facility
         Wellington Apts (TX)              Amboy Tower (Discontinued Ops.)
         Royal Mall Plaza (AZ)             Twelve Oaks (Pending Sale)
         Summercreek Apts (TX)
         Tempe Corporate (AZ)
         Van Buren Apts (AZ)                              LAND
         Galsworthy Arms Apts (NJ)         ------------------------------------
         Tamarac Office Plaza (FL)         Alpine Village
         Jefferson Gardens (NJ)            Lake Hopatcong (Discontinued Ops.)
                                           Montville (Sold)
                                           Schalk Station (Discontinued Ops.)
                                           West Orange (Discontinued Ops.)

DAN PRYOR: Good afternoon. It is my pleasure to be speaking before you today. Since I have joined the Company to serve as your President and Chief Operating Officer, I have talked with numerous shareholders and always appreciate the opportunity to discuss the Company's merits and business strategy. Today's presentation is intended to reach a broader audience and we hope you find it useful in your evaluation of the Company.

The Company's investment assets are summarized on this page and will be discussed in detail in subsequent pages.

         o As part of our strategic planning, we categorize the Company's investments as titled on this slide: Core Operating Assets; Additional Cash Generating Assets; and Land

         o The bulk of the Company's cash flow is being generated by the Core Operating Assets listed on the left side of the page.

         o The assets listed on the right side of the page provide meaningful net asset value to shareholders but low returns as measured by cash flow. It is the goal of your management team to improve the asset portfolio where ever possible with actions resulting in cash or new assets that generate attractive cash flow returns.

CORE OPERATING ASSETS

                                [Graph Omitted]

                                                                 UNAUDITED
                                                                    NOI
                                                                ----------
   PROPERTY (LOCATION)                    SIZE                     2003
-------------------------            --------------             ----------
Sunrise Ridge Apts (AZ)                   340 Units             $1,102,889
Biltmore Club Apts (AZ)                   378 Units                930,897
Alpine Village Apts (NJ)                  132 Units                588,090
Wellington Apts (TX)                      228 Units                425,617
Royal Mall Plaza (AZ)                65,691 sq. ft.                389,725
Summercreek Apts (TX)                     180 Units                366,076
Tempe Corporate (AZ)                 50,700 sq. ft.                352,005
Van Buren Apts (AZ)                        70 Units                212,752
Galsworthy Arms Apts (NJ)                 45 Condos                184,405
Tamarac Office Plaza (FL)            26,990 sq. ft.                128,331
Jefferson Gardens (NJ)                    22 Condos                117,209
                                                                ----------
                                                                $4,797,995

         NOTE: SEE SUBSEQUENT DISCUSSION ON VALUATION OF CONDOMINIUM UNITS

MR. PRYOR: The Company's Core Operating Assets generated $4.8 million in net operating income (or "NOI") in 2003. We believe that based on investments made into these properties currently and over the past 18 months, they are well positioned to improve in profitability. As the chart on the right illustrates, the net operating income in total is geographically diversified.

         o Our internal valuation analyses on these properties are typically based on cash flow and take into account our belief that nearly all of the properties have strong locations and the potential for improved cash flows as will be discussed later in the presentation.

         o We note that certain properties, such as the condominiums, are not valued by your management team based on cash flow but rather by the potential sale price if we sell the units individually. More on this later.

LAND PARCELS

      NAME                                 DESCRIPTION                                           COMMENTS
----------------      ------------------------------------------------------     -----------------------------------------
Alpine Village        o    17 acre contiguous land parcel adjacent to the        Currently evaluating expansion of Alpine
                           company's 132-unit complex, Alpine Village            Village

Lake Hopatcong        o    1.8 acres on two contiguous parcels on Lake           Recent contract for sale at $640,000
                           Hopatcong zoned for commercial use                    expired

Montville - SOLD      o    14.9 acre parcel in New Jersey                        Sold on 8/25/2004 for $1.0 million in
                                                                                 gross proceeds

Schalk Station        o    36 acre parcel in New Brunswick, NJ zoned for         Contract for sale at $3.5 million.
                           commercial use                                        Closing expected December 30, 2004

West Orange           o    0.6 acre on three contiguous parcels in West          Listed for sale at $550,000
                           Orange, New Jersey near high-traffic intersection
                           and affluent Livingston, New Jersey

MR. PRYOR: The Company's land assets currently include three parcels held as Discontinued Operations and one parcel being evaluated for development as an expansion of the Company's successful Alpine Village Apartment complex. As noted, the Company recently sold its Montville land parcel for $1.0 million in gross proceeds.

MORTGAGE RECEIVABLES

o        Mortgage receivables of $1,317,000 as of June 30, 2004

o Security for both mortgages is a first lien on 131 condominium units in two contiguous high-rise buildings in Jersey City, New Jersey. The buildings have doorman services and views of the Manhattan skyline

o The Company has right to receive proceeds from sale of the underlying condominium units

         - In the first six months of 2004, the Company received proceeds of $1,263,000 from the sale of 12 units

MR. PRYOR: As itemized on the Company's balance sheet, the Company holds a mortgage receivable of $1.3 million as of June 30, 2004 secured by 131 condominium units located at an attractive property in Jersey City, New Jersey. The Company receives interest payments and proceeds from the sale of the underlying units.

RUTHERFORD BANK FACILITY

o Bank branch triple-net leased to North Fork Savings Bank with annual base rent of $110,000

o Wilshire has a "put option" requiring tenant to purchase land and improvements for $1.4 million which is enforceable at any time until September 30, 2007

o The property is located on a prime location on a corner in the shopping district of Rutherford, New Jersey, an attractive, stable community

MR. PRYOR: The Company's Rutherford Bank Facility is triple-net leased to North Fork Savings Bank. The Company receives annual rent of $110,000 and has a "put option" requiring the tenant to purchase this investment for $1.4 million. The Company does not envision exercising this option in the foreseeable future.

THE WILSHIRE GRAND HOTEL / BANQUET

               PROPERTY DESCRIPTION                                       SUMMARY TERMS OF LEASE
---------------------------------------------------         -----------------------------------------------------
o        89-room boutique hotel and 50,000 square           o        25-year, triple net leases for each of the
         foot banquet facility located in highly                     hotel and banquet facility expiring in 2028.
         affluent N.J. area                                          Leases provide the Lessee with two 5-year
                                                                     extension periods
o        After Lessee invested approximately $12
         million in renovations, hotel business             o        Cumulative base rents in 2005-2009 period
         opened in August 2003 and banquet facility                  are expected to be approximately $2.1
         completed in June 2004                                      million, before additional rent premium
                                                                     payments, if any

MR. PRYOR: The Company is the lessor on a triple net basis for an 89-room boutique hotel and 50,000 square foot banquet facility located in the vicinity of highly affluent New Jersey communities. After the lessee invested over $12 million into renovating the property, the hotel opened in August of 2003 and the banquet facility in June 2004.

o While this business is still in the early stages of development, and certain amenities and functions have yet to be completed, we believe that the Company's triple net leases have reasonably expected cash flows in base rents of approximately $2.1 million to be paid over the next five years. The lease does allow for rent premiums to Wilshire based on the sales volume at the hotel.

o The Company is currently reviewing its alternatives for this investment but cannot comment about potential actions, if any.

REAL ESTATE INVESTMENT SUMMARY

          PORTFOLIO                                       COMMENTS
-----------------------------         ---------------------------------------------------
Core Operating Assets:                2003 NOI of $4.8 million; identifying opportunities
                                      to increase cash flow

Land Portfolio:                       Approximately 56 acres on 4 parcels

Mortgage Receivables:                 $1.3 million current value

The Rutherford Bank Facility:         "Put option" in 2007 for $1.4 million

Pending Sale Properties:              To be monetized: 72-unit multifamily property;
                                      75,000 sq. ft. office building; and
                                      3 land parcels (included above)

The Wilshire Grand Hotel:             Triple net leased to hotel operator

MR. PRYOR: In summary, the Company's investments include the Core Operating Assets, which we believe to have meaningful opportunities to increase cash flow, and other investments, which offer situations to generate additional cash and / or increase the net asset value of the Company.

II. VALUE CREATION

MR. PRYOR: Now we would like to discuss the value creation strategies your management team currently has for the Company.

VALUE CREATION STRATEGY

o        INCREASE CASH FLOW FROM OPERATIONS

o UNLOCK VALUE BY MONETIZING OR REPOSITIONING ASSETS TO INCREASE NET ASSET VALUE OF COMPANY

o CREATE SHAREHOLDER VALUE VIA MERGER OR PURCHASE CORPORATE TRANSACTIONS WITH WILSHIRE AS ACQUIRER OR ACQUIREE

o        INVEST IN ASSETS TO ENHANCE FINANCIAL RETURNS AND NET ASSET VALUE OF
         COMPANY

MR. PRYOR: Our primary objectives are to improve the Company's cash flow performance, to unlock value in select assets, to pursue merger or stock purchase discussions and, lastly, to invest prudently in multi-family properties. We believe that if we pursue these objectives, we can increase the net asset value of the Company.

I. IMPROVE FINANCIAL PERFORMANCE

THE COMPANY BELIEVES THAT THE FINANCIAL PERFORMANCE OF THE CORE OPERATING ASSETS IS LIKELY TO IMPROVE DUE TO VARIOUS FACTORS, INCLUDING:

o A TWO YEAR MAJOR CAPITAL IMPROVEMENT PROGRAM IS NEARLY COMPLETED. AS A RESULT, MANAGEMENT BELIEVES THE PROPERTIES ARE MORE COMPETITIVE AND WELL POSITIONED FOR REVENUE INCREASES

o SIGNIFICANT INCENTIVES WILL BE ESTABLISHED FOR PROPERTY MANAGERS TO INCREASE PROFITABILITY OF PROPERTIES

o A STRENGTHENING IN THE ECONOMY IS LIKELY TO IMPROVE MULTIFAMILY INDUSTRY ECONOMICS

MR. PRYOR: We believe that the Core Operating Assets are well positioned for improving financial performance due to a two-year major capital improvement program that is enhancing the competitiveness of the properties and due to new strategies to optimize profitability.

I. IMPROVE FINANCIAL PERFORMANCE

NUMEROUS UPGRADES HAVE OR WILL BE IMPLEMENTED TO STRENGTHEN COMPETITIVENESS OF PROPERTIES.
RECENT EXAMPLES INCLUDE:

o SUMMERCREEK: RESURFACING TENNIS COURT, LANDSCAPING, PAVING OF PARKING LOT, NEW EXERCISE ROOM (SOON)

o        WELLINGTON ESTATES: NEW ROOFS, NEW COVERED PARKING, LANDSCAPING

o        TEMPE CORPORATE: RENOVATED BATHROOMS, ENTRANCEWAYS AND HALLWAYS;
         PAINTED EXTERIOR OF BUILDING

           CAPITAL EXPENDITURES FOR CORE OPERATING ASSETS (UNAUDITED)
           ----------------------------------------------------------

   2000              2001             2002             2003          2004 BUDGET
   ----              ----             ----             ----          -----------
$1,172,033       $ 1,071,642       $1,056,451       $1,621,345       $1,500,000

MANAGEMENT BELIEVES THAT IN 2005 CAPITAL EXPENDITURE FOR THESE ASSETS WILL BE IN THE RANGE OF $1.0 MILLION TO $1.2 MILLION

MR. PRYOR: As summarized in the chart, the Company increased its capital expenditures significantly over the past two years with the intention of strengthening the competitiveness of select properties. We are mindful of creating appealing and distinctive experiences at our properties to attract and retain tenants. Recent investments have focused on common spaces such as community rooms and exercise facilities. We believe that capital expenditures for the Core Operating Assets will be similar to that experienced in the 2000 - 2002 time period.

I. IMPROVE FINANCIAL PERFORMANCE

IMPLEMENTING INAUGURAL "PROFIT SHARE" BONUS PROGRAM WITH PROPERTY MANAGERS IN 4Q 2004

o BONUSES PAID ON INCREMENTAL NOI GROWTH IN THE QUARTER ENDED DECEMBER 31, 2004 AS COMPARED TO THE PREVIOUS QUARTER

         - HALF OF BONUS PAID IN CASH AND HALF OF BONUS "BANKED" TO BE PAID ONLY IF SUBSEQUENT THREE-MONTH PERIOD ACHIEVES REQUIRED GROWTH TARGET

o        PROFIT SHARE PROGRAM EXPECTED TO RUN FOR TWELVE MONTHS AT SELECT
         PROPERTIES

MR. PRYOR: We have begun a profit share bonus program with property managers to create financial incentives to improve the profitability of the properties. Bonuses will be paid on incremental NOI growth comparing the results of the quarter to the previous quarter. Property managers will increase their take home pay if they improve the profitability of the properties they manage. We will carefully monitor the results and full realization of the profit share to the property manager requires that the subsequent quarter also achieves the required profitability target. The profit share bonus program is expected to run for twelve months and is intended to drive revenue growth as well as expense reductions at select properties.

II. "UNLOCK VALUE"

WILSHIRE IS CURRENTLY EVALUATING OPPORTUNITIES TO INCREASE NET ASSET VALUE

       PROPERTY                           SELECT OPPORTUNITIES
----------------------     --------------------------------------------------
Galsworthy Arms Apts.      POTENTIAL TO SELL A FEW OF THE 34 1-BR AND 11 2-BR
(Long Branch, NJ)          CONDOMINIUMS AT INITIAL PRICES OF $175K AND $235K.
                           POTENTIAL GROSS VALUE OVER $8.5 MILLION

Jefferson Garden Apts.     POTENTIAL TO SELL A FEW OF THE 18 1-BR AND 4 2-BR
(Jefferson, NJ)            CONDOMINIUMS AT INITIAL PRICES OF $100K AND $130K.
                           POTENTIAL GROSS VALUE OVER $2.3 MILLION

Alpine Village             17.5 ACRES SUITED FOR EXPANSION; PERMITS TO BE
(Sussex, NJ)               EVALUATED TO POTENTIALLY INCREASE VALUE OF THE LAND
                           AND EXPAND THIS SUCCESSFUL 132-UNIT MULTIFAMILY
                           PROPERTY

MR. PRYOR: We would like to briefly summarize a few opportunities we have identified to potentially increase the net asset value of the Company.

o We believe that our condominium units, particularly those at Galsworthy Arms which are located a few blocks from the beach in Long Branch, New Jersey can be sold individually at a value well beyond the value attributable to cash flows. While we are currently improving the building exteriors and landscaping at Galsworthy Arms, we envision selling a few of these units after significant interior upgrades to establish value. These two condominium investments have the potential of generating over $10.8 million in gross asset value from properties that only contributed approximately $302,000 of NOI in 2003.

o Adjacent to our Alpine Village property is a 17.5 acre land parcel suited for expansion. We are evaluating obtaining water and sewer permits and other prerequisites to developing the property to increase the value of this land and the adjacent Alpine Village property. The Company does not intend to develop the property itself.

II. "UNLOCK VALUE"

WILSHIRE IS CURRENTLY EVALUATING OPPORTUNITIES TO INCREASE CASH FLOW

       PROPERTY                           SELECT OPPORTUNITIES
----------------------     --------------------------------------------------
Royal Mall Plaza           SIGNIFICANT POTENTIAL TO INCREASE REVENUES, NOI AND
(Mesa, AZ)                 NET ASSET VALUE OF PROPERTY. WILSHIRE RECENTLY HIRED
                           LEASING AGENTS AND IS EVALUATING CONDOMINIUM
                           CONVERSION OF THE MEDICAL BUILDINGS

Tempe Corporate            SIGNIFICANT POTENTIAL TO INCREASE REVENUE AND CASH
(Tempe, AZ)                FLOW. RECENTLY HIRED LEASING AGENTS AND ARE CURRENTLY
                           UPGRADING THE BUILDING WHICH HAS SOLID LOCATION AND
                           COMMERCIAL APPEAL

MR. PRYOR: Royal Mall Plaza and Tempe Corporate Center are two examples of opportunities to improve cash flow at the property level. Royal Mall is a 66,000 SF shopping plaza with retail space and separate buildings occupied by healthcare industry tenants. Tempe Corporate is an 51,000 SF office building with a good location near a limited access freeway in Tempe. We have hired leasing agents to assist us in increasing the occupancy levels and are completing capital improvements to enhance these properties. We are also exploring condominium conversion of the medical buildings at Royal Mall Plaza or establishing a separate land parcel for these buildings to potentially increase the valuation of this property. We believe at this time that we can improve the cash flows and the net asset value of both these properties. While the two buildings generated $742,000 in combined NOI in 2003, we believe this performance can be meaningfully improved.

II. "UNLOCK VALUE" - PENDING SALE PROPERTIES

The Company is planning to divest select properties that are not likely to result in near term value creation

         PROPERTY                SALE PRICE                       STATUS / COMMENTS
--------------------------       ----------       ---------------------------------------------------
Montville (Land) - SOLD          $1,000,000       o  Closed on 8/25/2004.  The land was unencumbered.

Schalk Station (Land)            $3,950,000       o  Closing expected to occur by December 30, 2004

Twelve Oaks (Multi-family)              TBD       o  Listed for sale at $2,300,000

Amboy Tower (Office)                    TBD       o  Marketed for sale at $4,000,000.

Lake Hopatcong (Land)                   TBD       o  Contract for sale at $640,000 recently expired

West Orange (Land)                      TBD       o  Listed for sale at $550,000

MR. PRYOR: Listed on this page are the properties that are currently being carried as Discontinued Operations. We intend to optimize valuations for the properties being sold including, if necessary, holding onto the properties until an appropriate selling opportunity is created. Of course, we cannot guarantee that we will be able to sell the properties for the prices that we have listed on this slide.

o We believe that the end result of transforming an eclectic grouping of real estate assets into an optimized higher quality portfolio is likely to create a higher net asset value of the Company.

III. PURSUE MERGER DISCUSSIONS

The Company believes that it is part of its ongoing business strategy to initiate or entertain corporate transaction discussions, such as acquiring other companies for cash and/or stock, or selling / merging the Company for cash or stock.

MR. PRYOR: As stated on the slide, the Company believes that it is part of its ongoing business strategy to initiate or entertain corporate transaction discussions, such as acquiring other companies for cash and/or stock, or selling/merging the Company for cash or stock. We cannot comment currently on any actions that have or may occur regarding a possible business combination.

o We believe that the Company's cash and marketable securities enhance the possibility of consummating a corporate transaction whether we are the acquirer or aquiree. Importantly, one of several key objectives of our acquisition strategy is to position the Company to pay a potentially recurring dividend.

o We would expect that any negotiations that may take place will remain confidential until public disclosure is appropriate. Our Board is prepared to consider both purchase and sale transactions. At this juncture, no decision has been made that would commit the Company to either approach.

IV. INVEST IN ASSETS

o The company intends to selectively acquire real estate assets that offer attractive financial returns

o        In general, we seek:

         -        Multifamily properties with greater than 200 units

         - Located in states where we currently have assets under management

MR. PRYOR: The Company is actively looking to invest in real estate assets that offer attractive financial returns. We are targeting multi-family properties which offer substantial cash flow and are located in states in which we or our contracted property management company currently has operations. We are also evaluating niche categories of the multi-family housing market such as restricted age housing for independent living that offer potentially enhanced cash flow returns and improved predictability in revenues.

III. FINANCIAL REVIEW

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    6MOS. ENDED
                                                       2003           06/30/04
                                                    -----------      ----------
REVENUES                                            $12,137,000      $5,941,000

COST AND EXPENSES                                    12,029,000       5,222,000

INCOME FROM OPERATIONS                                  108,000         719,000

NET INCOME (LOSS) FROM CONTINUING OPERATIONS            908,000        (106,000)

FUNDS FROM CONTINUING OPERATIONS (1)                   (358,074)        894,000

(1) Funds from continuing operations ("FFO") = Net income from Continuing Operations plus Depreciation from Real Estate Operations ("Depreciation") less Gain on Sale of Securities and Insurance Proceeds. FFO is a commonly used measurement in the real estate industry. However, FFO is not a measure of operating results or cash flows as measured by generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. FFO in 2003 = Net Income of $0.9 million plus Depreciation of $2.4 million less Gain on sale of Securities and Insurance Proceeds of $3.6 million. FFO for the six months ended June 30, 2004 = Net (Loss) of ($0.1) million plus Depreciation of $1.0 million.

MR. PRYOR: The Company's Income from Operations and Funds from Continuing Operations have increased during 2004. The six months ended June 30, 2004 generated $719,000 in Income from Operations versus $108,000 in the previous year. Your management team is focused on minimizing corporate expenses where possible while identifying opportunities to increase Funds from Operations and Cash Flow from Operations.

                     SUMMARIZED CONSOLIDATED BALANCE SHEETS


                                                                                                                JUNE 30, 2004
                                                                                                                 (UNAUDITED)
                                                                                                                -------------
                                      ASSET
CURRENT ASSETS
                   Cash and marketable securities                                                                $39,399,000
                   Total current assets                                                                           41,059,000

NONCURRENT ASSETS
                   Mortgage notes receivable                                                                       1,317,000
                   Other assets                                                                                    8,693,000

PROPERTY AND EQUIPMENT
                   Real Estate properties                                                                         53,136,000
                   Real estate properties held for sale                                                            7,868,000
                                                                                                                 -----------
                                                                                                                  61,004,000

                   Less:
                   Accumulated depreciation and amortization                                                      15,315,000
                   Accumulated depreciation, depletion and amortization-Property held for sale                       657,000
                                                                                                                 -----------
                                                                                                                 $45,032,000
                                                                                                                 -----------
TOTAL ASSETS                                                                                                     $88,233,000
                                                                                                                 -----------
                       LIABILITIES AND SHAREHOLDERS EQUITY

CURRENT LIABILITIES
                   Current portion of long term debt                                                             $   674,000
                   Total current liabilities                                                                       9,453,000

NONCURRENT LIABILITIES
                   Long-term debt, less current portion                                                           45,089,000
                   Total noncurrent liabilities                                                                   59,647,000

TOTAL SHAREHOLDERS' EQUITY                                                                                        28,586,000
                                                                                                                 -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                                       $88,233,000
                                                                                                                 -----------

MR. PRYOR: As of June 30, 2004, the Company's balance sheet included $39.4 million in Cash and Marketable Securities and $45.8 million in Total Debt. Net Debt, defined as Total Debt less Cash and Marketable Securities is approximately $6.3 million.

o As disclosed in the Form 10Q filed with the S.E.C. for the second quarter of 2004, the Company estimates it will pay approximately $8.0 million in taxes resulting from the sale of its oil and gas businesses. Subsequent to June 30, 2004 the Company received $1.0 million in gross proceeds from the sale of its Montville land.

o The Company's net book value of its real estate is approximately $45.0 million as of June 30, 2004. This relatively low value in comparison to market value of the properties as estimated by your management team creates meaningful tax implications when evaluating selling or liquidating a substantial portion of the Company's assets.

VALUE CREATION STRATEGY

         I. IMPROVE THE FINANCIAL PERFORMANCE AND OPERATIONAL COMPETITIVENESS OF THE CORE OPERATING ASSETS

         II.      "UNLOCK VALUE" TO INCREASE NET ASSET VALUE OF THE COMPANY

         III.     INITIATE OR ENTERTAIN ACQUISITION OR DIVESTITURE DISCUSSIONS

         IV. INVEST SELECTIVELY IN MULTIFAMILY PROPERTIES (OR OTHER REAL ESTATE ASSETS)

                  ALL ACTIONS INTENDED TO INCREASE SHAREHOLDER VALUE IN CAPITAL MARKETS OR FUTURE SALE TRANSACTION

MS. IZAK: Thank you Dan for your presentation of the Company's assets and its business strategy. To recap, I would like to reemphasize the key objectives established by the management team and approved by the Board of Directors. These are:

         I. Continue to improve the financial performance and operational competitiveness of the Core Operating Assets

         II. Increase the net asset value of the Company by "unlocking hidden value". This effort is a continuation of previously announced plans to unlock value such as that we've accomplished through the divestiture of the Company's oil and gas business.

         III. As I have said on previous occasions, our Board remains flexible: it will consider proposals for the purchase of other businesses and for the sale of our entire business

         IV. And invest selectively in multifamily or multifamily related assets.

                  o While we do not currently know if we will be acquired or will acquirer another company, we do know that we do not intend to maintain the status quo. We believe that the Company's cash and marketable securities enhance the possibility of us consummating a corporate transaction whether we are the acquirer or aquiree. Clearly, all actions planned by your management team are intended to increase shareholder value in the capital markets or if a future sale of the Company were to occur.

                  o I am excited about the new management team currently in place at Wilshire and look forward to delivering on the objectives discussed today. Again, we thank you for joining us today and we look forward to reporting our progress to you during the ensuing months.